                                                                     Exhibit 3.2

      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Memorandum of the Organizational Shareholders' Meeting and By-laws of TVA Sistema de Televisao S.A.


                                          By: /s/ DOUGLAS DURAN
                                              ---------------------
                                                  DOUGLAS DURAN
                                                  Attorney-in-fact

Date: October 1, 1997

                        TVA SISTEMA DE TELEVISAO S.A.
                     ORGANIZATIONAL SHAREHOLDERS' MEETING

DATE, TIME AND PLACE: On May 13, 1993, at 10:00 AM, in this Capital City, at Rua do Rocio 313, 5th floor.

ATTENDANCE: ABRILPAR COMERCIO E PARTICIPACOES LTDA., with registered office at Avenida Otaviano Alves de Lima, 4400, 6th floor, enrolled with the General Taxpayer Registry of the Ministry of Finance (CGC/MF) under No. 59.801.076/0001-69 and registered with the Commercial Registry of the State of Sao Paulo (JUCESP) under No. 35208399428, on 12/29/88, represented by its Directors, Robert Civita, Brazilian, married, editor, bearer of Identity Card
(RG) No. 1.666.785 and Individual Taxpayer Registry (CIC) No. 006.890.178-04, resident and domiciled at Rua Tabapua No. 1554, apt. 1301, in Sao Paulo, SP, and Jose Augusto Pinto Moreira, Brazilian, married, economist, bearer of RG No.
2.944.700 and CIC No. 128.701.967-68, resident and domiciled at Alameda Argentina No. 406, Alphaville II, Barueri, SP: and MATIAS MACHLINE, Brazilian, married, industrialist, bearer of RG No. 2.936.723 and CIC No. 007.209.098-72, resident and domiciled at Rua Manoel Goes No. 157, in Sao Paulo, SP.

BOARD: Robert Civita, President; Jose Augusto Pinto Moreira, Secretary.

AGENDA: Organization of a Sociedade Anonima.

DOCUMENTS: Bylaws (annex I), Subscription Bulletin (annex II); Receipt of Deposit (annex III).

RESOLUTIONS: 1) Approved the organization of a Sociedade Anonima named "TVA SISTEMA DE TELEVISAO S/A", having its principal place of business located in this Capital City at Rua do Rocio 313, 5th floor, with the initial stock capital of three billion cruzeiros (Cr$ 3,000,000,000.00), divided into three hundred thousand (300,000) common registered shares without a par value, fully subscribed to by ABRILPAR COMERCIO E PARTICIPACOES LTDA. and by MATIAS MACHLINE, to be paid-in in the Brazilian legal tender, of which ten per cent (10%) to be paid herein and the remaining ninety per cent (90%) up to one year as from the date hereof, pursuant to the subscription bulletin (annex II) the deposit with Banco do Brasil, on behalf of the Company being organized (annex III) having been made, and the starting of operations being subject to the filing of these articles of incorporation with the Commercial Registry; 2) Waived the reading of the subscription bulletin (annex II) and Bylaws (annex I) as they are fully known by the subscribers to the Company capital, and ratification and approval thereof in all of their terms; 3) Elected the Board of Directors as follows:
Director President: Robert Civita, identified hereinabove; Financial Director:
Jose Augusto Pinto Moreira, identified hereinabove; and Directors without a special designation: Giancarlo Francesco Civita, Brazilian, married, Bachelor in Social Communication, bearer of RG No. 6.167.806 and CIC No. 040.666.108-11, resident and domiciled at Rua Capital Antonio Rosa No. 7, in Sao

Paulo, SP, and Victor Civita, Brazilian, single, Bachelor in Political Sciences, bearer of RG No. 6.166.935 and CIC No. 040.666.138-37, resident and domiciled at Rua Tucuma 141, apt. 205, in Sao Paulo, SP, the relevant compensation being fixed up to the individual and collective limits for deduction permitted by the income tax law, as adjusted pursuant to the variance of such limits which shall occur during their term of offices, except as to the offices for which the waive of compensation shall be resolved at a meeting of the Board of Directors. The term of office of the Board of Directors hereby elected shall exceptionally extend until the first Annual Shareholders Meeting of the Company, however the present Directors shall remain in their offices until the effective empowerment of the Board of Directors to be elected at that Shareholders' Meeting.

CLOSING: As there were no other matters to be discussed, the Meeting was closed, and the minutes thereof were signed by all present to the Meeting. Sao Paulo, May 13, 1993.

ABRILPAR COMERCIO E PARTICIPACOES LTDA.:

(sgd) Robert Civita
(sgd) Jose Augusto Pinto Moreira
(sgd) MATIAS MACHLINE
Lawyer's visa:
(sgd) Luis Carlos Balieiro
BBA/SP No. 33,225

                         TVA SISTEMA DE TELEVISAO S/A
                     ORGANIZATIONAL SHAREHOLDERS' MEETING

                               ANNEX I - BYLAWS

NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1 - TVA SISTEMA DE TELEVISAO S/A is a sociedade anonima, governed by these Bylaws and by the applicable legal provisions.

Article 2 - The Company has its principal place of business and jurisdiction in the City of Sao Paulo, State of Sao Paulo, and it may, upon resolution of the Board of Directors, open or close establishments anywhere in the country or abroad.

Article 3 - The Company object is the supplying of television signals repeated via satellite; production, distribution, import and export of television programs, owned by the Company and/or by third parties; import of equipment and spare parts for its own use; rendering of the other services relating to signal transmission, reception and distribution systems and television programs; participation on other companies.

Article 4 - The Company is organized for an undetermined period of time.

COMPANY CAPITAL

Article 5 - The company capital is three billion cruzeiros
(Cr$3,000,000,000.00), divided into three hundred thousand (300,000) ordinary registered shares without a par value.

Article 6 - Any ordinary shares shall entitle to one vote in the resolutions of the Shareholders' Meetings.

Article 7 - The shareholders are entitled the right of first refusal for the subscription to new shares, in the same proportion of the shares already held.

Article 8 - The shareholders shall pay the capital subscribed, under the terms set forth upon subscription, which may determine that the payment shall be made upon call by the company administration bodies.

Sole paragraph - Any shareholder not effecting the payments on the due dates, shall be deemed to be in arrears and therefore subject to the payment of interest of one per cent (1%) per month plus monetary adjustment and a fine of ten per cent (10%) on the amount overdue.

SHAREHOLDERS' MEETING

Article 9 - The Annual Shareholders' Meeting shall be ordinarily and extraordinarily held in accordance with the Law, as presided over by the Shareholder appointed at the installation of the Meeting.

Article 10 - The Annual Shareholders' Meeting shall be called by the Director President in office.

Article 11 - The Annual Shareholders' Meeting, besides other matters provided for in Law, shall:

I - amend the Company Bylaws;

II - elect or divest, at any time, the Company Directors, and fix their compensation;

III - establish the Company policies and guidelines;

IV - authorize the disposal and the encumbrance of the Company permanent assets above the amount equivalent to sixty thousand (60,000) UFIRs - Referential Tax Unit;

V - authorize the granting of guarantees, including sureties and collateral signatures to third parties, except as to guarantees to controlling, controlled and allied companies.

Article 12 - The matters listed below shall be approved by the shareholders representing at least fifty-one per cent (51%) of the Company voting capital:

I - amendment to the preferences, advantages and conditions for redemption or repayment of shares; or the creation of new classes of shares;

II - creation of founders' shares;

III - amendment to the minimum obligatory dividend;

IV - material change in the company, including the undertaking of new business areas;

V - merger of the Company into another company, its consolidation or splitting;

VI - dissolution of the Company or cessation of the state of liquidation;

VII - creation and issuance of debentures;

VIII -practice of any acts, not expressly mentioned herein, which are beyond the Company usual operational scope.

MANAGEMENT

Article 13 - The Company shall be managed by a Board of Directors comprising four members, shareholders or not, resident in the country, elected and divested by the Shareholders' Meeting, of which one shall be the Director President, another shall be the Financial Director and the other two, Directors shall have no special designation.

Sole paragraph - The term of the Board of Directors' office is three years and its members may be reelected, remaining in their offices until the empowerment of their successors.

Article 14 - The Directors shall substitute for each other in their absences or impediments. In case of a permanent vacancy, the Shareholders' Meeting shall fill in the vacancy for the non-expired term of the position replaced.

Article 15 - The Board of Directors shall meet to:

I - prepare the financial statements and the management report to be submitted to the members of the audit Committee for approval, if any, and addressed to the Shareholders' Meeting;

II - resolve on the creation, extinction and transfer of establishments anywhere in the country or abroad;

III - authorize the disposal and encumbrance of the Company permanent assets up to the amount equivalent to sixty thousand (60,000,) UFIRs - Referential Tax Unit;

IV - appoint and divest the independent auditors;

V - resolve on the participation in other companies or undertakings;

VI - resolve on the submission to the Shareholders' Meeting of proposals of capital increases and amendments to these Bylaws;

VII - decide on the matters entrusted to it by Law, the Bylaws and the Shareholders' Meeting.

Sole Paragraph - The Board of Directors shall meet upon call by any of the Directors and, in case of tie vote, the issue shall be submitted to the Shareholders' Meeting.

Article 16 - The Director President shall be responsible for supervising the management and administration of the Company business, and especially for its representation with the applicable authorities in their relevant areas.

Article 17 - The Financial Director shall determine the Company financial policies, maintain contacts with official and private financial institutions and governmental bodies in the financial area.

Article 18 - The Directors without a special designation shall be responsible for the duties entrusted to them by the Shareholders' Meeting or at the Board of Directors meetings.

Article 19 - The active and passive representation of the Company, in and out of court and before any public bodies, either federal, state or local, autarchies and any individual or legal entities generally, shall fall on any of the Directors separately or even to an attorney appointed under the terms of these Bylaws.

Paragraph One - The granting of powers of attorney shall be obligatorily effected with the signature of two Directors, upon specification of the powers granted, limits, conditions and terms, except as to the powers of attorney with the ad judicia clause, which shall be granted for an undetermined period of time.

Paragraph Two - The acts, agreements and documents implying in any liability before the Company or the release of third parties from their obligations before the Company, as well as the disposal or encumbrance of permanent assets, up to an amount equivalent to sixty thousand (60,000) UFIRs - Referential Fiscal Unit, shall be always signed by two Directors or by one Director jointly with an attorney or even by two attorneys as appointed under the terms hereof.

Paragraph Three - For the practice of the routine acts, issuance of the usual correspondence, receipts, endorsement of checks for deposit in the Company banking accounts, endorsements and bills of trade issued by the Company or for account of the Company, for collection, discount or pledge with financial institutions to be credit to the Company, only the separate signature of any Director or of an attorney regularly appointed and having special powers, shall be necessary.

Article 20 - It is expressly forbidden to use the Company name in sureties, collateral signatures, acceptances, endorsements or in any documents which are of no interest for the Company or implying in a mere liberality.

THE AUDIT COMMITTEE

Article 21 - The company shall have an Audit Committee, the operation of which shall not be permanent, comprising three (03) regular members and an equal number of alternates, shareholders or not, elected by the Shareholders' Meeting, to perform the functions permitted by law.

Paragraph One - Only individuals, who are resident in the country and complying with the legal requirements may be elected for the Audit Committee, and they shall hold their offices until the first Annual Shareholders' Meeting held after their election, and they may be reelected.

Paragraph Two - The compensation of the members of the Audit Committee shall be fixed by the Shareholders' Meeting which elects them, subject to the provisions of Law.

FISCAL YEAR, FINANCIAL STATEMENTS AND PROFIT DISTRIBUTION

Article 22 - The fiscal year shall begin on January 1st and end on December 31st of every year.

Article 23 - At the end of every fiscal year, the financial statements shall be prepared, subject to the legal provisions.

Article 24 - The net profit earned in every fiscal year, after the legal deductions, shall be designed pursuant to determination by the Shareholders' meeting, upon advice of the Audit Committee, when operating.

Paragraph One - The Shareholders are assured the right to receive an obligatory minimum dividend not lower than twenty-five per cent (25%) of the net profit in the fiscal year after deduction of the quota designed for the formation of the legal reserve.

Paragraph Two - Every six (6) months or shorter periods, the Company may prepare the balance street and distribute dividends.

GENERAL PROVISIONS

Article 25 - The Company shall be dissolved in the cases provided for in Law or upon resolution of the Shareholders' Meeting, which shall also resolve on the way of liquidation and shall appoint the liquidator and the Audit Committee to operate in the relevant period.

Sao Paulo, May 13, 1993.
ABRILPAR COMERCIO E PARTICIPACOES LTDA.
(sgd) Robert Civita
(sgd) Jose Augusto Pinto Moreira
(sgd) MATIAS MACHLINE
Lawyers' Visa:
(sgd) Luis Carlos Balieiro
BBA/SP No. 33,225

Translator's Note: On the overleaf of every page of these Bylaws, there are two mechanical stamps of the Commercial Register of the State of Sao Paulo (JUCESP), one of them containing the number 35300136187 and the other certifying that the document was filed under the number and date mechanically affixed to the document.

                        TVA SISTEMA DE TELEVISAO S.A.
                 General Taxpayer Register 71.613.400/0001-10
            Register with the Commercial Registry No. 35300136187
                   MINUTES OF THE SHAREHOLDERS' ANNUAL AND
                            EXTRAORDINARY MEETING
                            Held on April 30, 1994

PLACE AND TIME: At the Company's registered office at Rua do Rocio 313, 5th floor, Sao Paulo, SP, at 10:00 AM.

ATTENDANCE: Shareholders representing the whole company capital, pursuant to the signatures apposed on the "Attendance Book". Also present the Company officers.

BOARD: President: Robert Civita; Secretary: Angelo Silvio Rossi.

LEGAL PUBLICATIONS: a) Management Report and Financial Statements published in the Official Gazette of the State of Sao Paulo and in the newspaper "O Estado de Sao Paulo" on 04/30/94, on pages 25, 26 and 64 and L8/L9, respectively; b) Call Notice, waived under the provisions of article 124, paragraph 4, of Law 6404/76;
c) publications referred to under article 133 of Law 6404/76, waived under the terms of paragraph 4 of the mentioned legal provision.

RESOLUTIONS: I - At the Annual Shareholders' Meeting, those legally barred having refrained from voting: 1) Approved the Management Report and the Financial Statements for the fiscal year ended on 12/31/93; 3) Approved the non-distribution of dividends for the fiscal year 1993, as the Company had no profits in the year, pursuant to the documents herein approved; 4) Approved the monetary adjustment of the paid-in capital, in the amount of two million, two hundred and ninety thousand, nine hundred and sixty-nine cruzeiros reais and fifteen centavos (CR$2,290,969.15) and subsequently the capitalization in the amount of two million, two hundred and thirty-five thousand, six hundred and sixty cruzeiros reais (CR$2,235,660.00), without the issuance of new shares, the remaining fifty-five thousand three hundred and nine cruzeiros reais and fifteen centavos (CR$55,309.15) to remain recorded in the account "Capital Reserve", thus increasing the company capital, from six billion, nine hundred and eighty million, seven hundred and sixty-four thousand, three hundred and forty cruzeiros reais (CR$6,980,764,340.00) to six billion, nine hundred and eighty-three million cruzeiros reais (CR$6,983,000,000.00); 5) Elected the Company Board of Directors for a term of office of three years, that is, until the 1997 Shareholders' Annual Meeting, hereinafter composed as follows: Director
President: Robert Civita, Brazilian, married, editor, bearer of Identity Card
(RG) No. 1.666.785 and Individual Taxpayers' Registry (CIC) No. 006.890.178-04, resident and domiciled at Rua Escocia, 253, apt. 11, Sao Paulo, SP; Financial
Director: Jose Augusto Pinto Moreira, Brazilian, married, economist, bearer of RG No. 2.944.700 and CIC No. 128.701.967-68, resident and domiciled at Alameda Argentina, 406, Alphaville II, Barueri,

SP; and Directors: Giancarlo Francesco Civita, Brazilian, married, bachelor in Social Communication, bearer of RG No. 6.167.806 and CIC No. 040.666.108-11, resident and domiciled at Rua Capitao Antonio Rosa, 07, Pinheiros, Sao Paulo, SP and Victor Civita, Brazilian, married, Bachelor in Political Sciences, bearer of RG No, 6.166.935 and CIC No. 040.666.138-37, resident and domiciled at Rua Pocone, 53, Sao Paulo, SP. Fixed the compensation of the Board of Directors in up to the maximum individual and aggregate limits of deductibility permitted by the income tax legislation, as subject to adjustment pursuant the variance of such limits incurring during the term of office, except as to the cases for which the waiving of compensation shall be resolved in a meeting of the Board of Directors; 6) Waived the installation of the Audit Committee for the present fiscal year. II - Shareholders' Extraordinary Meeting: 7) Approved the consolidation of the shares representing the Company capital in the proportion of one thousand (1,000) shares for one (1) share, that is, of every thousand existing shares into one new share. The fractional shares resulting from the consolidation shall be acquired by the Company immediately after they are canceled. 8) As a result of preceding items 3 and 6, approved the amendment to article 5 of the Bylaws, which shall hereinafter read as follows-. "Article 5 - The Company capital is six billion, nine hundred and eighty-three million cruzeiros reais (CR$ 6,983,000,000.00), divided into six million, nine hundred and eighty thousand, seven hundred and sixty-four (6,980,764) common registered shares without a par value".

QUORUM FOR DELIBERATIONS: The resolutions were adopted by unanimous vote of those present to the Meeting.

CLOSING: As there were no other matters to be discussed and nobody else wished to speak, the minutes thereof were drawn up and signed and the Meeting was closed. Sao Paulo, April 30, 1994.

(sgd) Matias Machline (sgd) Robert Civita
(sgd) Edgard de Silvio Faria
(sgd) Angelo Silvio Rossi
(sgd) Maricla lnes Romana Rossi

It compares with the original
(sgd) Robert Civita, President
Lawyer:
(sgd) Silvia Cristina L. Bernardes
BBA/SP No. 74,256

Follows a stamp of the Commercial Registry of the State of Sao Paulo (JUCESP), reading as follows: "I certify registration under No. 75,483/94-4, (sgd) Jose Edgard L. Gomes, Secretary General".

IN WITNESS WHEREOF, I have set hereunto my hand and seal.
(sgd) Roberto Joaqium de Oliveira

                        TVA SISTEMA DE TELEVISAO S.A.
                 General Taxpayer Register 71.613.400/0001-10
            Register with the Commercial Registry No. 35300136187
                 MINUTES OF THE ANNUAL SHAREHOLDERS' MEETING
                            Held on April 30, 1996

PLACE AND TIME: At the Company's registered office at Rua do Rocio 313, 5th floor, Sao Paulo, SP, at 09:00 AM.

ATTENDANCE: Shareholders representing the whole company capital. Also present the Company officers.

BOARD: President: Robert Civita; Secretary: Jose Augusto P. Moreira.

LEGAL PUBLICATIONS: a) Management Report and Financial Statements published in the Official Gazette of the State of Sao Paulo, on 03/23/96, on pages 29 and 30, and in the newspaper "O Estado de Sao Paulo", on 03/22/96, on pages L11 and L12;
b) Call Notice, waived under the provisions of article 124, paragraph 4, of Law 6404/76; c) publications referred to under article 133 of the mentioned law, waived under the terms of paragraph 5 of the mentioned legal provision.

RESOLUTIONS: Approved, those legally barred having refrained from voting:

1) the Management Report and the Financial Statements for the fiscal year ended on 12/31/95;

2) the non-distribution of dividends for the fiscal year 1995, as the Company had no profits in the year, pursuant to the documents herein approved;

3) the monetary adjustment of the paid-in capital, in the amount of four million, three hundred and seventy-seven thousand, eight hundred and seventy-nine reais and seventy one centavos (R$4,377,879.71);

4) the capitalization of part of the balance of the account "Reserve for Capital Monetary Adjustment", in the amount of four million, three hundred and seventy-eight million and eighty-four reais (R$4,378,084.00), without the issuance of new shares, thus increasing the Company capital, from nineteen million, four hundred and ninety thousand reais (R$19,490,000.00) to twenty-three million, eight hundred and sixty-eight thousand, and eighty-four reais (R$23,868,084.00), with the consequent amendment to article 5 of the Bylaws, which shall hereinafter read as follows: "Article 5 - The Company capital is twenty-three million, eight hundred and sixty-eight thousand and eighty-four reais (R$23,868,084.00), divided into six million, nine hundred and eighty thousand, seven hundred and sixty-four (6,980,764) common registered shares without a par value".

5) the fixation of the Board of Directors' compensation for the current year in up to the maximum limit of deductibility permitted by the income tax legislation, as subject to the aggregate limit and considered the individual limited multiplied by the number of Directors who effectively shall receive a compensation, except as to those positions for which the waiving of compensation shall be resolved at a meeting of the Board of Directors;

6) Waived the installation of the Audit Committee for the present fiscal year.

QUORUM FOR RESOLUTIONS: The resolutions were approved by unanimous vote of those present to the meeting.

CLOSING: As there were no more matters to be discussed and nobody else wished to speak, the minutes of the meeting were drawn up, approved and signed, the meeting having been closed. Sao Paulo, April 29, 1996. (sgd) TEVECAP S.A. (as represented by its Directors, Jose Augusto P. Moreira and Claudio Cesar D'Emilio) and the Estate of Matias Machline (executor, Carlos Alberto Machline).

It compares with the original.
(sgd) Jose Augusto P. Moreira, Secretary
Lawyer:
(sgd) Silvia Cristina L. Bernardes.
BBA/SP No. 74,256
Follows a stamp of the Commercial Registry of the State of Sao Paulo (JUCESP), reading as follows: "I certify registration under No. 78,265/96-4. (sgd) Antonio Carlos Guido, Secretary General".

IN WITNESS WHEREOF, I have set hereunto my hand and seal.
(sgd) Roberto Joaqium de Oliveira


                                      - 2 -